UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

Filed by the Registrant  ☒

Filed by a party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

Forte Biosciences, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-1

Supplement

To

Proxy Statement Dated August 24, 2023,

For

2023 ANNUAL MEETING OF STOCKHOLDERS

OF

FORTE BIOSCIENCES, INC.

TO BE HELD AT 10:00 A.M., PACIFIC TIME, ON TUESDAY, SEPTEMBER 19, 2023

The date of this Supplement is August 31, 2023

Forte Biosciences, Inc. (“we”) is furnishing this supplement dated August 31, 2023 (the “Supplement”) to its definitive proxy statement, dated August 24, 2023 (the “Definitive Proxy Statement”) in connection with the 2023 Annual Meeting of Stockholders (as it may be adjourned or postponed from time to time, the “Annual Meeting”), to be held on Tuesday, September 19, 2023 at 10:00 a.m., Pacific Time.

Except as specifically supplemented by the information contained in the Supplement, all information set forth in the Definitive Proxy Statement remains unchanged. We urge you to read this Supplement carefully in its entirety together with the Definitive Proxy Statement. The Definitive Proxy Statement is available on the internet at www.proxyvote.com. From and after the date of this Supplement, all references to the “Proxy Statement” are to the Definitive Proxy Statement as supplemented by this Supplement.

Changes to Definitive Proxy Statement

The following changes are hereby made to the Definitive Proxy Statement:

Questions And Answers About The Proxy Materials And Our Annual Meeting; Who Is Entitled To Vote At The Annual Meeting?: The following language is hereby added to the end of the response to the question “Who Is Entitled To Vote At The Annual Meeting?”

“SEC Rule 14a-13(a)(3) requires that companies give 20 business days’ advance notice of the record date to brokers, dealers, voting trustees, banks, associations and other entities that exercise fiduciary powers in nominee names or otherwise, collectively referred to as nominee holders. Forte commenced broker searches on July 31, 2023. At the time, no record date had been set by the Board. On August 16, 2023, the Board established the Record Date, and an amended broker search was commenced at that time with respect to the Record Date. Accordingly, the Company’s broker searches were initiated fewer than 20 business days prior to the Record Date, which did not comply with Rule 14a-13(a)(3). The broker searches have since been completed and produced a complete data set of stockholders, banks and brokers as of the Record Date. Accordingly, the Company’s technical failure to comply with Rule 14a-13(a)(3) will have no material impact on stockholder’s ability to vote as of the Record Date.”

Contact for Questions

If you have any questions concerning the Annual Meeting, please contact our proxy solicitor, Alliance Advisors, at (855) 486-7907.

By order of the Board of Directors,

Paul A. Wagner, Ph.D.

Chairman and Chief Executive Officer

Dallas, Texas